                                                                    EXHIBIT 11.1

                           VISIGENIC SOFTWARE, INC.
                 STATEMENTS OF COMPUTATION OF PRO FORMA COMMON
                            SHARES AND EQUIVALENTS

                 (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                  NINE MONTHS ENDED
                                                                     DECEMBER 31,
                                               YEAR ENDED       ---------------------
                                            MARCH 31, 1996        1995        1996
                                            --------------     ----------  ----------
PRIMARY
Net loss...................................   $ (4,379)         $ (3,666)   $(18,271)
                                              ========          ========    ========
Weighted average common shares
  outstanding..............................      2,779             2,780       6,085
Weighted average common equivalent shares:
  Weighted average preferred stock
    outstanding............................      2,875             2,818       3,050
Adjustments to reflect requirements of the
  Securities and Exchange Commission's
  Staff Accounting Bulletin No. 83:
    Common stock issuances.................      3,376             3,376       1,876
    Preferred stock issuances..............      1,069             1,069         594
    Common stock option grants.............        965               965         536
                                              --------          --------    --------
Pro forma total weighted average
  common shares and equivalents............     11,064            11,008      12,141
                                              ========          ========    ========
Pro forma net loss per share...............   $  (0.40)         $  (0.33)   $  (1.51)
                                              ========          ========    ========
FULLY DILUTED
Net loss...................................   $ (4,379)         $ (3,666)   $(18,271)
                                              ========          ========    ========
Weighted average common shares
  outstanding..............................      2,779             2,780       6,085
Weighted average common equivalent shares:
  Weighted average preferred stock
    outstanding............................      2,875             2,818       3,050
Adjustments to reflect requirements of the
  Securities and Exchange Commission's
  Staff Accounting Bulletin No. 83:
    Common stock issuances.................      3,376             3,376       1,876
    Preferred stock issuances..............      1,069             1,069         594
    Common stock option grants.............        965               965         536
                                              --------          --------    --------
Pro forma total weighted average common
  shares and equivalents...................     11,064            11,008      12,141
                                              ========          ========    ========
Pro forma net loss per share...............   $  (0.40)         $  (0.33)   $  (1.51)
                                              ========          ========    ========
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